EXHIBIT 8

                          PITNEY, HARDIN, KIPP & SZUCH
                               MAIL P.O. BOX 1945
                       MORRISTOWN, NEW JERSEY 07962-1945


                                                                  April 28, 1995
Midlantic Corporation
Metro Park Plaza
P.O. Box 600
Edison, New Jersey  08818

Old York Road Bancorp, Inc.
York and Easton Roads
Willow Grove, Pennsylvania  19090

                  Re:  Mergers of Old York Road Bancorp, Inc.
                       into Midlantic Corporation and Bank
                       and Trust Company of Old York Road into
                       Midlantic Bank, National Association
                       ---------------------------------------

     We have represented Midlantic Corporation ("Midlantic"), a New Jersey corporation that is a registered bank holding company, and Midlantic Bank, National Association ("MB"), a national bank that is a wholly-owned subsidiary of Midlantic, in connection with the proposed merger of Old York Road Bancorp, Inc. ("Old York"), a Pennsylvania corporation that is a registered bank holding company, into Midlantic (the "Midlantic Merger") and the proposed merger of Bank and Trust Company of Old York Road (the "Bank"), a Pennsylvania chartered commercial bank that is a wholly-owned subsidiary of Old York, into MB (the "Bank Merger"). The foregoing merger transactions shall be effected pursuant to the provisions of an Agreement and Plan of Merger dated as of December 29, 1994 among Midlantic, MB, Old York and the Bank (the "Merger Agreement"). This opinion is delivered pursuant to Section 6.1.5 of the Merger Agreement. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

     In connection with such representation, we have reviewed the Registration Statement (Form S-4) filed with the Securities and Exchange Commission pertaining to the Midlantic Merger (the "Registration Statement"), and, in our opinion, the information


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included in the section of the Registration Statement captioned "Federal Income
Tax Consequences" accurately describes the material federal income tax consequences of the Midlantic Merger. In addition, annexed hereto is a form of opinion of this firm regarding federal income tax matters applicable to the Midlantic Merger (the "Closing Tax Opinion"), the delivery of which is a condition precedent to the consummation of the Midlantic Merger pursuant to the Merger Agreement. At this time, we expect to deliver such opinion at the closing of the Midlantic Merger.

     We hereby consent to our being designated as an expert in the Registration Statement with respect to federal income tax consequences of the Midlantic Merger and to the inclusion of this letter as an Exhibit to the Registration Statement.

                                         Very truly yours,

                                         PITNEY, HARDIN, KIPP & SZUCH


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                          PITNEY, HARDIN, KIPP & SZUCH
                               MAIL P.O. BOX 1945
                       MORRISTOWN, NEW JERSEY 07962-1945

                                                   [Effective Date of Merger]

Midlantic Corporation
Metro Park Plaza
P.O. Box 600
Edison, New Jersey  08818

Old York Road Bancorp, Inc.
York and Easton Roads
Willow Grove, Pennsylvania  19090

             Re:  Mergers of Old York Road Bancorp, Inc.
                  into Midlantic Corporation and Bank
                  and Trust Company of Old York Road into
                  Midlantic Bank, National Association

     We have represented Midlantic Corporation ("Midlantic"), a New Jersey corporation that is a registered bank holding company, and Midlantic Bank, National Association ("MB"), a national bank that is a wholly-owned subsidiary of Midlantic, in connection with the proposed merger of Old York Road Bancorp, Inc. ("Old York"), a Pennsylvania corporation that is a registered bank holding company, into Midlantic (the "Midlantic Merger") and the proposed merger of Bank and Trust Company of Old York Road (the "Bank"), a Pennsylvania commercial bank that is a wholly owned subsidiary of Old York, into MB (the "Bank Merger"). The foregoing merger transactions shall be effected pursuant to the provisions of an Agreement and Plan of Merger dated as of December 29, 1994 among Midlantic, MB, Old York and the Bank (the "Merger Agreement"). This opinion is delivered pursuant to Section 6.1.5 of the Merger Agreement. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

     Pursuant to the Merger Agreement, at the Effective Time the Midlantic Merger shall be effected by the merger of Old York into Midlantic pursuant to New Jersey law, with Midlantic surviving, and immediately after the Effective Time, the Bank Merger shall be effected by the merger of the Bank into MB pursuant to New Jersey law, with MB surviving.

     Pursuant to the Merger Agreement, at the Effective Time, each share of common stock of Old York ("Old York Common Stock") shall be converted, at the election of the holder of such share, into the right to receive either $10.00 in cash or 0.3721 of a share of common stock, $3.00 par value, of Midlantic ("Midlantic


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Common Stock") for each share of Old York Common Stock, subject to certain adjustments as set forth in the Merger Agreement; provided, however, that, pursuant to the Merger Agreement, such elections will be adjusted as necessary to assure that the aggregate number of shares of Old York Common Stock which shall be converted into cash (including all such shares converted into cash upon the exercise of statutory dissenter's rights and shares converted into cash in lieu of fractional shares of Midlantic Common Stock) shall not exceed 49% of the number of shares of Old York Common Stock outstanding immediately prior to the Effective Time minus (i) the shares of Old York Common Stock purchased by Midlantic or any subsidiary of Midlantic on or after the date of the Merger Agreement, (ii) the shares of Old York Common Stock redeemed by Old York, if any, from the date of the Merger Agreement to the Effective Time, (iii) the shares of Old York Common Stock which were subject to an option as to which a cash amount is to be paid to Erwin K. Wenner in accordance with a termination agreement entered into between the Bank and Mr. Wenner subsequent to the Merger Agreement and (iv) the shares of Old York Common Stock, if any, as to which the holders of such shares have timely filed and not withdrawn a written demand for payment of the fair value of their Old York Common Stock pursuant to the dissenters' rights provisions of the Pennsylvania Business Corporation Law. Notwithstanding the foregoing, no fractional shares of Midlantic Common Stock shall be issued, and in lieu thereof, any holder of Old York Common Stock who otherwise would be entitled to receive a fractional share will receive cash equal to the value of such fractional share, based on the Last Price.

     Immediately after the Effective Time, the Bank Merger will be effected without the issuance of any additional stock of MB.

     In addition to the foregoing facts, on the date hereof, you have delivered certificates in which you have made the following additional representations in regard to the Midlantic Merger and the Bank Merger and have authorized us to rely on such representations in expressing the within opinions:

     1. The fair market value of the Midlantic Common Stock and other consideration received by each Old York shareholder in connection with the Midlantic Merger will be approximately equal to the fair market value of the Old York Common Stock surrendered in the transaction.

     2. To the best knowledge of the management of Old York, there is no plan or intention on the part of the shareholders of Old York on the date hereof to sell, exchange or otherwise dispose of a number of shares of Midlantic Common Stock received in the Midlantic Merger that would reduce such Old York shareholders' ownership of Midlantic Common Stock to a number of shares having a value, as of the date of the Merger, of less than 51% of the value of all of the formerly outstanding Old York Common Stock as of the same date. For purposes of this representation, shares of Old York


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Common Stock converted into cash or other property in the Midlantic Merger, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Midlantic Common Stock will be treated as outstanding Old York Common Stock on the date of the Midlantic Merger. In valuing the formerly outstanding Old York Common Stock as of the date of the Midlantic Merger, there shall be taken into account the amount of any distribution made to its shareholders in cash or property made by reason of or in connection with the Midlantic Merger. In addition, and not in limitation of the foregoing, Old York has considered, in making this representation, any shares of Old York Common Stock that have been sold, redeemed or otherwise disposed of by shareholders who own 5% or more of Old York Common Stock, or by shareholders who are officers or directors of Old York, after the announcement of the Midlantic Merger and prior to the Effective Time to the extent the management of Old York has knowledge on the date hereof of any such sales, redemptions or dispositions.

     3. Following the Midlantic Merger, Midlantic will not issue additional shares of its stock that would result in the present shareholders of Midlantic losing control of Midlantic within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"). (Hereafter, "Section" references shall be references to Sections of the Code.).

     4. None of the compensation received by any shareholder-employees of Old York will be separate consideration for, or allocable to, any of their shares of Old York Common Stock.

     5. Midlantic has no plan or intention to reacquire any of its stock issued in the Midlantic Merger.

     6. Midlantic has no plan or intention to liquidate, to sell or otherwise dispose of any of the assets of Old York acquired in the Midlantic Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

     7. The payment of cash in lieu of fractional shares of Midlantic Common Stock is solely for the purpose of avoiding the expense and inconvenience to Midlantic of issuing fractional shares of Midlantic Common Stock and does not represent separately bargained for consideration.

     8. The liabilities of Old York assumed by Midlantic (if any) and the liabilities to which the transferred assets of Old York are subject (if any) were incurred by Old York in the ordinary course of its business.

     9. Following the Midlantic Merger, Midlantic will continue the historic business of Old York or use a significant portion of Old York's historic business assets in a business.

     10. There is no intercorporate indebtedness existing


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between Old York, Midlantic, MB and/or the Bank that was issued, acquired, or will be settled at a discount.

     11. No parties to the Midlantic Merger or the Bank Merger are investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv).

     12. Old York and the Bank are not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

     13. The fair market value of the aggregate assets of Old York transferred to Midlantic in the Midlantic Merger will equal or exceed the sum of the liabilities assumed by Midlantic plus the amount of liabilities, if any, to which the transferred assets are subject.

     14. As of the effective date of the Bank Merger, Midlantic will own all of the issued and outstanding capital stock of the Bank (at least 95% of which it acquired in the Midlantic Merger) and Midlantic owns all of the issued and outstanding capital stock of MB.

     15. There is no plan or intention on the part of Midlantic on the date hereof to sell, exchange or otherwise dispose of any capital stock of MB or to permit MB to issue additional shares of MB's capital stock to any party other than Midlantic.

     16. MB has no plan or intention to liquidate, to sell or otherwise dispose of any of the assets of the Bank acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C).

     17. The liabilities of the Bank assumed by MB (if any) and the liabilities to which the transferred assets of the Bank are subject (if any) were incurred by the Bank in the ordinary course of its business.

     18. Following the Bank Merger, MB will continue the historic business of the Bank or use a significant portion of the Bank's historic business assets in a business.

     19. The fair market value of the aggregate assets of the Bank transferred to MB in the Bank Merger will equal or exceed the sum of the liabilities assumed by MB plus the amount of liabilities, if any, to which the transferred assets are subject.

     As counsel to Midlantic and MB, we have examined the Merger Agreement and copies of ancillary agreements, certificates, instruments and documents pertaining to the Midlantic Merger and the Bank Merger delivered by the parties thereto. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us. As to any facts material to our opinions expressed herein, we have relied on


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representations of the parties to the Midlantic Merger and the Bank Merger without undertaking to verify the same by independent investigation. The within opinions are based on our analysis of the Code, Treasury Regulations promulgated thereunder, and relevant interpretive authorities as in effect on the date hereof.

     Based on the foregoing, we are of the opinion that:

     1. The Midlantic Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A). Midlantic and Old York each are a "party to a reorganization" within the meaning of Section 368(b)(2).

     2. No gain or loss will be recognized by Midlantic or Old York in connection with the Midlantic Merger. Sections 361(a) and 1032.

     3. No gain or loss will be recognized by the shareholders of Old York whose Old York Common Stock is converted solely into Midlantic Common Stock in connection with the Midlantic Merger. Section 354(a).

     4. In the case of shareholders of Old York whose Old York Common Stock is converted solely into cash in connection with the Midlantic Merger, gain or loss shall be recognized, measured by the difference, if any, between the shareholder's adjusted basis in his Old York Common Stock and the amount of cash received upon such conversion. In the case of shareholders of Old York whose Old York Common Stock is converted partly into cash and partly into Midlantic Common Stock in connection with the Midlantic Merger, gain (but not loss), if any, shall be recognized, but in an amount not in excess of the amount of the cash received. In the case of Old York shareholders who recognize gain upon the conversion of their Old York Common Stock into cash and in whose hands such Common Stock was a capital asset on the Effective Date, such gain shall be treated as capital gain (long-term or short-term, depending on the shareholders' respective holding periods for their Old York Common Stock), except in the case of any stockholder as to which the conversion has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) by reason of the applicability of the stock attribution rules of Section 318(a). The applicability of such attribution rules is dependent upon each shareholder's particular factual circumstances.

     5. Old York shareholders receiving cash in lieu of fractional shares of Midlantic Common Stock will be treated as if such fractional shares had been received from Midlantic and then subsequently redeemed by Midlantic. The cash received by the Old York shareholder in lieu of fractional shares will be treated as having been received as full payment in exchange for the fractional shares deemed to have been redeemed as provided in Section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116, Rev. Proc. 77-41, 1977-2 C.B. 574. Accordingly, such shareholders will recognize gain or loss on the receipt of such cash measured by the difference between the


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amount of such cash and the respective adjusted basis of such shareholders in their fractional shares of Midlantic Common Stock considered to have been redeemed.

     6. The basis of any Midlantic Common Stock received by a shareholder of Old York in connection with the Midlantic Merger shall equal the adjusted basis of the shareholder's Old York Common Stock converted in the transaction, reduced by the amount of cash received, if any, on the conversion, and increased by the amount of gain recognized, if any, on the conversion (whether characterized as dividend or as capital gain income). Section 358(a).

     7. The holding period of the Midlantic Common Stock received by the shareholders of Old York in connection with the Midlantic Merger will include the period during which their Old York Common Stock converted in the transaction was held, provided such stock was held as a capital asset on the date of the Midlantic Merger. Section 1223(1).

     8. The Bank Merger qualifies as a "reorganization" within the meaning of
Section 368(a)(1)(A). MB and the Bank each are a "party to a reorganization" within the meaning of Section 368(b)(2).

     9. No gain or loss will be recognized by MB or the Bank in connection with the Bank Merger. Section 361(a).

     This opinion is for the sole use and reliance of Midlantic and Old York and may not be used, relied upon or quoted, in whole or in part, by any other person, nor may it be filed with any governmental authority or other person.

                                           Very truly yours,

                                           PITNEY, HARDIN, KIPP & SZUCH